Exhibit 99.1

Lime Energy Co. Reports Results for

Three-Month and Nine-Month Periods Ended September 30, 2011

Company reports record backlog and third quarter earnings

HUNTERSVILLE, NC, November 8, 2011—Lime Energy Co. (NASDAQ: LIME), a leading provider of energy efficiency and clean energy solutions, today announced its results for the three-month and nine-month periods ended September 30, 2011.  “The business continues to perform well and is lining up for a strong finish to the year,” commented John O’Rourke, Lime Energy’s President and CEO.  “Increased revenue, improved gross margins and controlled growth in our SG&A contributed to generate the first GAAP profitable third quarter in the Company’s history.  The restructuring we implemented in May is already paying dividends in the form of increased internal efficiencies as evidenced by the 1.9% increase in SG&A expense while revenues increased by 14.7% over the same period.  Not reflected in the third quarter results is the fact that we largely completed the Zemel Road landfill-gas to electricity project during the quarter, with the facility going into commercial operation in early October—a significant milestone for our strategically important asset development business.  We enter the fourth quarter with a backlog of $227 million feeling confident about our ability to finish the year on a high note.”

Results for the three-month period ended September 30, 2011:

•                  Revenue increased $4.1 million, or 14.7%, to $32.2 million when compared to $28.1 million for the third quarter of 2010.

•                  Gross profit increased $1.1 million, or 18.0%, to $7.1 million from $6.0 million for the third quarter of 2010.

•                  Gross profit margin of 21.9% compared to 21.3% earned during the third quarter of 2010.

•                  SG&A expense increased $122 thousand, or 1.9%, to $6.4 million from $6.3 million during the third quarter of 2010.

•                  Operating income of $344 thousand as compared to an operating loss of $431 thousand for the third quarter of 2010.  The 2011 third quarter results included a $172 thousand restructuring charge, $115 thousand of which was the loss on the sale of real estate.

•                  The net income of $359 thousand compared to a net loss of $382 thousand for the three-month period ended September 30, 2010.

•                  Adjusted EBITDA increased $1.1 million to $1.3 million when compared to $180 thousand for the third quarter of 2010*.

•                  Basic and diluted income per common share of $0.02 per share versus a loss of $0.02 per share for the third quarter of 2010.

Results for the nine-month period ended September 30, 2011:

•                  Revenue increased $18.0 million, or 31.4%%, to $75.4 million when compared to $57.4 million for the first nine months of 2010.

•                  Gross profit increased $3.1 million, or 26.1%, to $15.1 million from $12.0 million for the first nine months of 2010.

•                  Gross profit margin of 20.1% compared to 21.0% earned during the first nine months of 2010.

•                  SG&A expense increased $1.6 million, or 8.3%, to $20.4 million from $18.8 million during the first nine months of 2010.

•                  Operating loss declined $303 thousand to $6.9 million from $7.2 million for the nine-month period ended September 2010.  The first nine months of 2011 included a $1.3 million restructuring charge.

•                  The net loss declined $234 thousand to $6.9 million from $7.1 million for the nine-month period ended September 30, 2010.

•                  Adjusted EBITDA loss decreased $1.7 million to $3.6 million from $7.1 million for the first nine months of 2010*.

•                  Basic and diluted loss per common share of $0.29 per share versus a loss of $0.30 per share for the first nine months of 2010.  The restructuring reserve contributed $0.05 per share to the loss during the first nine months of 2011.

*                 Please see the reconciliation of non-GAAP financial measures and Regulation G disclosure later in this press release.

Business Highlights

•                  Completed work on the 2.8 megawatt Zemel Road landfill-gas to electricity project in Punta Gorda, Florida.

•                  Closed on $3.6 million financing for the Zemel Road project.

•                  Listed as a FlexTech Program Provider for NYSERDA, New York State Energy Research and Development Authority.

•                  Completed first energy efficiency project under New Jersey’s Pay for Performance Program for AtlantiCare Regional Medical Center.

•                  Expanded work with AMF Bowling Centers to provide smart grid, web-based, building automation systems enabling demand response.

•                  Relocated our Corporate headquarters to Huntersville, North Carolina.

Financial Outlook

We expect our fourth quarter to be a record quarter in terms of revenue and earnings, with revenue projected to be between $47 million and $53 million.  We currently have about $227 million in backlog, of which approximately $80 million will be converted to revenue during 2012.  Our backlog includes signed and awarded contracts, including multi-year contracts under utility programs and $31 million representing 20 years of revenue under contracts for the sale of output from our Zemel Road project.

LIME ENERGY CO.

Condensed Consolidated Statement of Operations

(Unaudited)

	Three Months Ended
	September 30,		Change
	2011	2010	$	%

Revenue	$32,191	$28,077	$4,114	14.7%
Cost of sales	25,139	22,100	3,039	13.8%
Gross profit	7,052	5,977	1,075	18.0%

Selling, general and administrative expenses	6,383	6,261	122	1.9%
Amortization of intangibles	153	147	6	4.1%
Restructuring charge	172	—	172	100.0%
Operating income (loss)	344	(431)	775	-179.8%

Other income	15	49	(34)	-69.4%
Net income (loss)	$359	$(382)	$741	-194.0%

Income (Loss) Per Common Share:
Basic	$0.02	$(0.02)	0.04	-200.0%
Diluted	$0.02	$(0.02)	0.03	-193.1%

Weighted Average Common Shares Outstanding:
Basic	23,841	23,640	201	0.9%
Diluted	23,863	23,640	223	0.9%

Adjusted EBITDA	$1,294	$180	$1,114	618.9%

LIME ENERGY CO.

Condensed Consolidated Statement of Operations

(Unaudited)

	Nine Months Ended
	September 30,		Change
	2011	2010	$	%

Revenue	$75,430	$57,398	$18,032	31.4%
Cost of sales	60,271	45,373	14,898	32.8%
Gross profit	15,159	12,025	3,134	26.1%

Selling, general and administrative expenses	20,350	18,788	1,562	8.3%
Amortization of intangibles	460	472	(12)	-2.5%
Restructuring charge	1,281	—	1,281	100.0%
Operating loss	(6,932)	(7,235)	303	-4.2%

Other income	60	129	(69)	-53.5%
Net loss	$(6,872)	$(7,106)	$234	-3.3%

Basic and Diluted Loss per Common Share	$(0.29)	$(0.30)	0.01	-3.3%

Weighted Average Common Shares Outstanding	23,817	23,614	203	0.9%

Adjusted EBITDA	$(3,597)	$(5,310)	$1,713	-32.3%

Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

We report our financial results in accordance with generally accepted accounting principles (“GAAP”). However, we believe that certain non-GAAP financial measures that we use to manage the Company’s business fall within the meaning of Regulation G (Disclosure of Non-GAAP Financial Measures) by the Securities and Exchange Commission.  We have included these non-GAAP measures in the press release because we believe they may provide readers with additional meaningful comparisons to prior reported results.

A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measure is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Net income (loss)	359	(382)	(6,872)	(7,106)

Interest income, net	(15)	(49)	(60)	(129)
Depreciation & amortization	329	276	926	847
Provision for income taxes	—	—	—	—
EBITDA	673	(155)	(6,006)	(6,388)

Share-based compensation	449	335	1,615	1,078
Restructuring charge (1)	172	—	794	—
Adjusted EBITDA	$1,294	$180	$(3,597)	$(5,310)

(1) Excludes share-based compensation expense

Additional Information

A full analysis of the three month results will be available in our 10-Q, which we will release on November 8, 2011 and will be made available on our website at www.lime-energy.com or on www.sec.gov.

Conference Call Information

Lime Energy Co. (Nasdaq: LIME), will hold a conference call on Tuesday, November 8th at 4:30 PM ET to discuss first quarter operating results.

Investors can access the call by calling toll free 1-866-543-6405 and using passcode 30353057. International callers can dial 1-617-213-8897 and use the same passcode.

The call will be available for replay until February 8, 2012 by dialing toll free 1-888-286-8010 or 1-617-801-6888.  The replay will require use of passcode 60874666.

The call can also be accessed through Lime Energy’s Investor Relations section of its website at http://www.lime-energy.com. This call is being webcast by Thomson/CCBN and is being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at http://www.fulldisclosure.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (http://www.streetevents.com).

About Lime Energy Co.

As one of the nation’s leading providers of clean energy solutions, Lime brings over 20 years of delivering economically viable efficiency and renewable energy solutions that benefit communities and protect the environment.  Lime’s platform includes the energy industry’s most experienced professionals and an expansive geographic footprint with over 400 employees at 20 locations in North America.  Lime Energy’s services include integrated energy engineering, consulting and the implementation of solutions that enable customers to reduce their facility’s energy consumption, lower their operating and maintenance costs and reduce their carbon footprint.  The company’s stock is traded on NASDAQ under the symbol LIME.  Additional information is available at www.lime-energy.com or by emailing info@lime-energy.com.

Lime Energy Investor Relations

Glen Akselrod, Bristol Capital Ltd.

Telephone 905-326-1888

E-mail glen@bristolir.com

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements that reflect Lime Energy’s current expectations about its future results, performance, prospects and opportunities. Lime Energy has tried to identify these forward-looking statements by using words and phrases such as “may,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plan,” “should,” “typical,” “preliminary,” “hope,” or similar expressions. These forward-looking statements are based on information currently available to Lime Energy and are subject to a number of risks, uncertainties and other factors that could cause Lime Energy’s actual results, performance, prospects or opportunities in the remainder of 2011 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks are referenced in Lime Energy’s current Annual Report on form 10-K or as may be described from time to time in Lime Energy’s subsequent SEC filings; and such factors as incorporated by reference.